CERTIFICATE OF MERGER

of

SUMMER MERGER SUB, INC.
(a Texas corporation)

with and into

THE EDELMAN FINANCIAL GROUP INC.
(a Texas corporation)

Pursuant to Chapter 10 of the Texas Business Organizations Code (“TBOC”), each of the undersigned certifies the following Certificate of Merger adopted for the purpose of effecting a merger in accordance with the provisions of the TBOC.

1.          The name, the organizational form, the state of incorporation and the file number issued by the secretary of state of each entity that is a party to the merger is:

Name	Organizational Form	State of Organization	Texas Secretary of State File Number
Summer Merger Sub, Inc.	Corporation	Texas	801574464

The Edelman Financial Group Inc.	Corporation	Texas	150120700

2.          An Agreement and Plan of Merger, dated as of April 16, 2012 (the “Merger Agreement”), among Summer Holdings II, Inc., a Delaware corporation (“Holdings”), Summer Merger Sub, Inc. (the “Non-Surviving Entity”) and The Edelman Financial Group Inc. (the “Surviving Entity”) providing for the merger (the “Merger”) of the Non-Surviving Entity with and into the Surviving Entity was approved, adopted, and executed in accordance with the provisions of the laws of the jurisdiction of formation of each organization that is a party to the Merger and by the governing documents of those organizations.

3.          An executed copy of the Merger Agreement is on file at 600 Travis Street, Suite 5800, Houston, Texas 77002, the principal place of business of the Surviving Entity, and a copy of the Merger Agreement will be furnished by the Surviving Entity, on written request and without cost, to any shareholder of the Surviving Entity or the Non-Surviving Entity.

4.          Upon the effectiveness of the Merger, the Certificate of Formation of the Surviving Entity (the “Existing Articles”) shall be amended as follows:

(a)   The amendment alters the original Article One of the Existing Articles, to read as follows:

“ARTICLE ONE

The entity being formed is a business organization. The name of the entity (which is hereinafter referred to as the “Corporation”) is The Edelman Financial Group Inc.”

(b)  The amendment deletes Articles Two, Five, and Nine of the Existing Articles in their entirety.

(c)  The amendment alters the original Article Three of the Existing Articles, which will be renumbered as Article Two, and the full text of the provision altered is as follows:

“ARTICLE TWO

The purpose for which the Corporation is organized is to engage in any lawful business for which business corporations may be organized under the laws of the State of Texas.”

(d)  The amendment alters the original Article Four of the Existing Articles, which will be renumbered as Article Three, and the full text of the provision altered is as follows:

“ARTICLE THREE

The Corporation shall have authority to issue One Thousand (1,000) shares of capital stock consisting of One Thousand (1,000) shares of Common Stock, $0.01 par value per share. The shares of the Corporation’s Common Stock may be issued in either certificated or uncertificated form.”

(e)  The amendment alters the original Article Six of the Existing Articles, which will be renumbered as Article Four, and the full text of the provision altered is as follows:

“ARTICLE FOUR

The registered agent is an organization by the name of Corporation Service Company. The business address of the registered agent and the registered office address are 211 E. 7th Street, Suite 620, Austin, TX 78701-3218.”

(f)   The amendment alters the original Article Seven of the Existing Articles, which will be renumbered as Article Five, and the full text of the provision altered is as follows:

“ARTICLE FIVE

The number of directors constituting the board of directors is seven (7), and the names and addresses of the persons who are to serve as directors until their respective successors are elected and qualified or until their earlier resignation or removal are:

Name	Address

Fredric M. Edelman	The Edelman Financial Group 600 Travis, Suite 5800 Houston, TX 77002

George L. Ball	The Edelman Financial Group 600 Travis, Suite 5800 Houston, TX 77002

Edward P. Moore	The Edelman Financial Group 600 Travis, Suite 5800 Houston, TX 77002

Thomas H. Lee	Lee Equity Partners 650 Madison Avenue New York, NY 10022

Mark Gormley	Lee Equity Partners 650 Madison Avenue New York, NY 10022

Benjamin Hochberg	Lee Equity Partners 650 Madison Avenue New York, NY 10022

Daniel Rodriguez	Lee Equity Partners 650 Madison Avenue New York, NY 10022

The number of directors of the Corporation set forth above shall constitute the authorized number of directors until changed by amendment to the bylaws of the Corporation or by resolution of the board of directors.”

(g)   The amendment alters the original Article Eight of the Existing Articles, which will be renumbered as Articles Six, Seven, and Eight and the full text of the provision altered is as follows:

“ARTICLE SIX

The bylaws of the Corporation shall be adopted by the board of directors. The power to alter, amend or repeal the bylaws of the Corporation or adopt new bylaws is vested in the board of directors, subject to amendment, repeal or adoption of new bylaws by action of the shareholders of the Corporation.

ARTICLE SEVEN

(a) No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted by any statute of the State of Texas. Any repeal or modification of this subsection (a) of this Article Seven by the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer or the Corporation existing at the time of such repeal or modification. If any statute of the State of Texas is amended after the filing of this Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the statutes of the State of Texas, as so amended.

(b)          The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under by any statute of the State of Texas, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c)          To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this ARTICLE SEVEN, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Expenses (including attorneys’ fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

(e)          The indemnification permitted by this ARTICLE SEVEN shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(f)          The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVEN or otherwise.

ARTICLE EIGHT

Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.”

5.            In lieu of providing the certificate from the Comptroller of Public Accounts that all taxes under title 2, Tax Code, have been paid, the Surviving Entity will assume and be liable for the payment of the required franchise taxes of the Non-Surviving Entity and the filing of all required franchise tax returns.

6.            This document becomes effective when the document is accepted and filed by the secretary of state.

Each of the undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that each of the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: September 20, 2012	SUMMER MERGER SUB, INC.

	By:	/s/ Mark K. Gormley
Name: Mark K. Gormley
Title: President

THE EDELMAN FINANCIAL GROUP INC.

By:	/s/ Fredric M. Edelman
Name: Fredric M. Edelman
Title: President

[Signature Page to Certificate of Merger]